                                  EXHIBIT 11

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE




                                Six Months Ended        Three Months Ended
                                       May 31                  May 31
                                  1997       1996         1997       1996
                                ------------------------------------------
                                      (000s, except per share data)
Weighted average
  common shares                  39,768     44,051       38,860     44,396
                                =======    =======      =======    =======

Net Earnings (loss)             $ 1,510    $ 9,949      $(3,191)   $ 6,226
                                =======    =======      =======    =======

Earnings (loss) per share*      $  0.04    $  0.23      $ (0.08)   $  0.14
                                =======    =======      =======    =======


* The exercise of stock options has not been assumed for the earnings per share calculation for the six months ended May 31, 1997 as the market price of the Company's common stock did not exceed the exercise price of outstanding options for substantially all of the three months ending May 31, 1997. The impact of stock options is antidilutive for the second quarter of 1997. For fiscal year 1996, dilutive common stock equivalents are less than 3% of weighted average common shares outstanding.



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